CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PJSC Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated February 7, 2008, except for the third paragraph of Note1, the first paragraph of Note 2, the third paragraph of Note 6, and Note 8, as to which the date is March 3, 2008, on the financial statements of PJSC Acquisition Corp. as of January 30, 2008 and for the period from January 2, 2008 (inception) to January 30, 2008, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York

March 4, 2008